Exhibit 99.1

              BULL RUN CORPORATION ANNOUNCES THIRD QUARTER RESULTS

    ATLANTA, July 14 /PRNewswire-FirstCall/ -- Bull Run Corporation (OTC: BULL) today announced that its financial results continue to improve in comparison with prior year results since the Company's decision to discontinue a business segment in August 2004. The loss from continuing operations and net loss for the Company's third quarter ended May 31, 2005 were both approximately $(1.0) million, compared to a loss from continuing operations of $(4.9) million and a net loss of $(6.3) million for the third quarter of the prior year. For the nine months ended May 31, 2005, the Company reported a loss from continuing operations and a net loss of approximately $(0.1) million, compared to a loss from continuing operations of $(4.4) million and a net loss of $(9.1) million for the same nine-month period of the prior year.

    The improvements in the current year results over the prior year continue to be derived from the Company's Collegiate Marketing and Production Services business segment, and the Company's decision to discontinue its Affinity Events business segment. In December 2004, the Company completed the sale of assets associated with the Hoop-It-Up 3-on-3 basketball tour and the 3v3 Soccer Shootout tour, the primary components of the discontinued segment. The prior year third quarter and year-to-date results were also unfavorably impacted by a $3.3 million goodwill impairment charge.

    Total revenues from continuing operations, derived entirely by the Company's operating subsidiary, Host Communications, Inc., were $12.9 million for the third quarter and $54.1 million for the nine-month period ended May 31, 2005, compared to $12.8 million and $48.6 million for the same respective periods of the prior fiscal year. The Company's Collegiate business is seasonal, corresponding with the collegiate football and basketball seasons, and the segment's revenues and operating profits are therefore expected to be highest in the first two quarters of the fiscal year. The Collegiate segment, which includes the Company's Printing and Publishing operations, is expected to generate approximately 80-85% of the Company's total annual revenues from continuing operations.

    Total revenues and operating profits for the Association Management business were favorably affected in the current fiscal year by a new five-year contract to manage the International Coach Federation (ICF), effective on May 1, 2005. With more than 8,000 members in 32 countries, ICF is recognized as the largest non-profit professional association of personal and business coaches.

    "Our steady progress has been very encouraging," said Robert S. Prather, Jr., the Company's President and CEO. "We have witnessed much improved results at Host over this past year, not only in terms of profitability, but also evidenced in much stronger business partnerships."

    Thomas J. Stultz, President and CEO of Host since August 2004, said, "Our plan was to place greater focus on our core, historically-profitable operations
- our Collegiate, Printing and Publishing and Association Management businesses, and eliminate those operations which have historically produced losses. We have been rewarded, thus far, with a more profitable business and success in expanding and/or extending many of our existing key relationships, with the added bonus of our new relationship with ICF. In addition, we have recently been successful in adding three new corporate partners for the Southeastern Conference, each a three-year arrangement. There is still much more work to do, but we're on the right track."

    Bull Run, through its wholly-owned operating company, Host Communications, Inc., provides comprehensive sales, marketing, multimedia, special event and convention/hospitality services to NCAA Division I universities and conferences and national/global associations. Bull Run's common stock is quoted on the Pink Sheets (www.pinksheets.com), a centralized quotation service for OTC securities, using the symbol "BULL". Additional company information and stock quotes are available on the Company's corporate web site at http://www.bullruncorp.com.

    Summarized financial results for each of the three months and nine months ended May 31, 2005 and 2004 follow:

                              BULL RUN CORPORATION
                        Comparative Results of Operations
                    (in thousands, except per share amounts)

                                              Three Months Ended        Nine Months Ended
                                                   May 31,                   May 31,
                                           -----------------------   -----------------------
                                              2005         2004         2005         2004
                                           ----------   ----------   ----------   ----------
Revenue from services rendered             $   12,949   $   12,773   $   54,058   $   48,611
Operating costs
 Direct operating costs for
  services rendered                             7,664        8,426       36,460       32,029
 Selling, general and
  administrative                                4,693        4,577       13,319       13,436
 Amortization and impairment of
  acquisition intangibles                         179        3,613          538        4,240
                                               12,536       16,616       50,317       49,705
  Operating income (loss)                         413       (3,843)       3,741       (1,094)
Net change in value of derivative
 instrument                                                    400          412          947
Debt issue cost amortization                     (350)        (294)        (950)        (878)
Interest and other, net                        (1,056)      (1,199)      (3,306)      (3,404)
  Loss from continuing operations                (993)      (4,936)        (103)      (4,429)
Discontinued operations                           (15)      (1,400)           8       (4,719)
    Net loss                                   (1,008)      (6,336)         (95)      (9,148)
Preferred dividends                              (488)        (568)      (1,520)      (1,658)
  Net loss available to
   common stockholders                     $   (1,496)  $   (6,904)  $   (1,615)  $  (10,806)

Earnings (loss) per share available
 to common stockholders, basic and
 diluted:
Continuing operations                      $    (0.22)  $    (1.15)  $    (0.25)  $    (1.34)
Discontinued operations                         (0.00)       (0.29)        0.00        (1.04)
                                           $    (0.22)  $    (1.44)  $    (0.25)  $    (2.38)

Weighted average number of common
 shares outstanding:
   Basic and diluted                            6,887        4,798        6,376        4,546

    Forward-Looking Statements

    Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

SOURCE  Bull Run Corporation
    -0-                             07/14/2005
    /CONTACT: Robert S. Prather, Jr., President & Chief Executive Officer, +1-404-266-8333, or Frederick J. Erickson, VP-Finance & Chief Financial Officer, +1-859-226-4376, both of Bull Run Corporation; or Thomas J. Stultz, President & Chief Executive Officer of Host Communications, Inc.,
+1-859-226-4356    /
    /Web site:  http://www.bullruncorp.com/

_